EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 1998, 1999, 2000, 2001, 2002 and the nine months ended September 30, 2003. As earnings are inadequate to cover the combined fixed charges, we have provided the deficiency amounts. For purposes of this computation, "Earnings" consist of our loss before the cumulative effect of a change in accounting principle, plus fixed charges, and "fixed charges" consist of interest and the amortization of debt issuance costs and debt discount incurred and the portion of rent expense deemed by us to be representative of the interest factor of rental payments under leases.

                                                                   Year Ended December 31,                             Nine months
                                      ------------------------------------------------------------------------------      ended
                                                                                                                       September 30,
                                           1998            1999             2000             2001            2002          2003
                                      ------------    ------------     ------------     ------------    ------------  --------------
                                                                                (in thousands)
     Net loss before cumulative
         effect of a change in
         accounting principle (A)     $  (117,886)    $   (74,719)     $   (59,277)     $   (42,995)    $   (32,596)     $  (43,405)

     Interest expense on
         indebtedness and
         amortization of debt
         issuance costs and debt
         discount                     $     8,322     $    12,979      $    13,119      $    13,601     $     6,295      $    8,136

     Portion of rent expense
         representative of interest   $     3,386     $     3,514      $     3,727      $     3,466     $     3,124      $    2,135
                                      ------------    ------------     ------------     ------------    ------------     ----------

Earnings
                                      $  (106,178)    $   (58,226)     $   (42,431)     $   (25,928)    $   (23,177)     $  (33,134)
     Interest expense on
         indebtedness and
         amortization of debt
         issuance costs and debt
         discount                     $     8,322     $    12,979      $    13,119      $    13,601     $     6,295      $    8,136

     Portion of rent expense
         representative of interest         3,386           3,514            3,727            3,466           3,124           2,135
                                      ------------    ------------     ------------     ------------    ------------     ----------

Total fixed charges                   $    11,708     $    16,493      $    16,846      $    17,067     $     9,419      $   10,271
                                      ============    ============     ============     ============    ============     ==========
Ratio of earnings to fixed charges              -               -                -                -               -               -
                                      ------------    ------------     ------------     ------------    ------------     ----------
Deficiency of earnings available to
  cover fixed charges                 $  (117,886)    $   (74,719)     $   (59,277)     $   (42,995)    $   (32,596)     $  (43,405)
                                      ============    ============     ============     ============    ============     ==========

(A) In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. We implemented SAB No. 101 in the fourth quarter of 2000 as a change in accounting principle. The cumulative effect of this change to December 31, 1999, which was recorded in 2000, was $13.1 million.